                                                               Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

The Board of Directors
DataStream Systems, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of DataStream Systems, Inc. of our report dated March 28, 1997, relating to the consolidated balance sheets of DataStream Systems, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of DataStream Systems, Inc.


                                                 /s/ KPMG Peat Marwick LLP

Greenville, South Carolina
October 7, 1997